PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

This Performance-Based Restricted Stock Agreement dated February 2, 2012 is made by and between Lionbridge Technologies, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and [NAME], a key employee of the Company or a subsidiary of the Company (hereinafter referred to as the “Employee”). This is an Agreement between the Company and the Employee with respect to restricted stock granted under the 2011 Stock Incentive Plan of Lionbridge Technologies, Inc., (the “Plan”). Capitalized terms not defined herein shall have such meanings ascribed to them in the Plan.

WHEREAS, the Nominating and Compensation Committee of the Company’s Board of Directors (the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock (as hereinafter defined) provided for herein to the Employee;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF PERFORMANCE-BASED RESTRICTED STOCK

Section 1.1 — Grant of Restricted Stock

In consideration of the Employee’s agreement to remain in the employ of the Company or its Subsidiary and for other good and valuable consideration, the value of which exceeds the par value of the Restricted Stock, on the date hereof the Company grants to the Employee [XXXX #] shares of its common stock $0.01 par value (the “Restricted Stock”), upon the terms and conditions set forth in this Agreement.

ARTICLE II

TERMS OF RESTRICTED STOCK

Section 2.1 — Restrictions on Transfer

The Employee may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber all or any of the Restricted Stock until such time as the Restricted Stock becomes vested pursuant to the provisions of this Agreement.

Section 2.2 — Vesting of Restricted Stock

(a) In general.  All shares of Restricted Stock shall be subject to forfeiture (“unvested”) and shall be forfeited in accordance with the Forfeiture Schedules set forth in Section 2.2(b) below based on upon the achievement of revenue and profitability targets (the “Revenue Target” and the “Profitability Target”), during the calendar year of the grant and the following calendar year (the “Measuring Period”).

(b)	Forfeiture Schedule.

All shares of Restricted Stock shall be subject to forfeiture (“unvested”) and shall be forfeited in accordance with the following schedule based on percent completion of the Revenue Target and the Profitability Target within the requisite Measurement Period as follows:

Percent of Revenue target achieved within the Measurement Period	Percent of Incentive Restricted Stock Forfeited

100%	0%

99%	3%

98%	6%

97%	9%

96%	12%

95%	15%

94%	18%

93%	21%

92%	24%

91%	27%

90%	30%

89%	33%

88%	36%

87%	39%

86%	42%

85%	45%

84%	48%

83%	51%

82%	54%

81%	57%

80%	60%

< 80%	100%

Percent of Profitability target
achieved within the Measurement	Percent of Incentive Restricted Stock
Period	Forfeited
100%	0%

99%	2%

98%	4%

97%	6%

96%	8%

95%	10%

94%	12%

93%	14%

92%	16%

91%	18%

90%	20%

89%	22%

88%	24%

87%	26%

86%	28%

85%	30%

84%	32%

83%	34%

82%	36%

81%	38%

80%	40%

79%	42%

78%	44%

77%	46%

76%	48%

75%	50%

74%	52%

73%	54%

72%	56%

71%	58%

70%	60%

< 70%	100%

(c) To the extent earned in accordance with the above schedule and provided he or she remained an employee of the Company continuously to January 1st of the year immediately following the Measuring Period, the Grantee’s rights to the Restricted Stock shall become nonforfeitable (“vested”) on the date the Company publicly releases earnings for the second year of the Measuring Period.

(d) In the event of the Grantee’s death, Disability or a termination of employment of the Grantee by the Company (or a Subsidiary thereof) other than a termination for cause, if the event occurs after the end of the calendar year of the Grant but before the end of the Measuring Period, the Grantee’s rights to one-half of the Restricted Stock that would otherwise become nonforfeitable (“vested”) on the date the Company publicly releases earnings for the second year of the Measuring Period shall become nonforfeitable as of such date.

(e) In the event of a Reorganization Event, all shares of Restricted Stock shall vest without any further action on the part of the Company or the Grantee as of the date of the Change of Control.

(f) Definitions.

(i)	For all purposes of this Agreement, the term “Reorganization Event” shall have the meaning set forth in Section 11 of the Plan.

(ii)	The term “Revenue Target” means $ million to be achieved on a cumulative basis within the Measurement Period.

(iii)	The term “Profitability Target” means $ million to be achieved on a cumulative basis within the Measurement Period and determined as follows:

•	Income from Operations, plus

•	Merger, Restructuring & other charges

•	Amortization of Acquisition Related Intangibles

•	Depreciation

•	Amortization, and

•	Stock Based Compensation Expense

(g) The Grantee acknowledges and agrees that the Nominating and Compensation Committee of the Board of Directors may in its sole discretion adjust either Target to reflect the impact of foreign currency exchange rate fluctuations during the Measurement Period or any other extraordinary events.

Section 2.3 — Forfeiture of Restricted Stock

Until the Restricted Stock is vested in accordance with Section 2.2 of this Agreement, it will be forfeited to the Company immediately upon a termination of employment for any reason.

Section 2.4 — Escrow

The Secretary of the Company shall retain physical custody of the certificates representing the Restricted Stock until all of the restrictions imposed pursuant to this Agreement expire or shall have been removed.

Section 2.5 — Legend

The certificates evidencing the Restricted Stock shall bear a legend substantially as follows until all of the restrictions imposed pursuant to this Agreement expire or have been removed:

The shares represented by this certificate are subject to restrictions on transfer until the date the Company publicly releases its earnings for 2014 and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all of the terms and conditions of a Restricted Stock Agreement dated as of February 2, 2012, a copy of which the Company shall furnish to the holder of this certificate upon request and without charge.

ARTICLE III

OTHER PROVISIONS

Section 3.1 — Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to such Employee at the address given beneath such Employee’s signature hereto. By a notice given pursuant to this Section 3.1, either party may hereafter designate a different address for notices to be given to such party. Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section 3.1. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 3.2. – Acknowledgement.

By entering into this Agreement and accepting the Award, Employee acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Restricted Stock is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) Employee’s participation in the Plan is voluntary; (e) the value of the Restricted Stock is an extraordinary item which is outside the scope of Employee’s service contract, if any; (f) the Restricted Stock is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, pension or retirement benefits or similar payments; (g) the future value of the Common Stock subject to the Restricted Stock is unknown and cannot be predicted with certainty, (h) neither the Plan, nor the issuance of the Restricted Stock confers upon Employee any right to continue in the service of (or any other relationship with) the Company or any Related Company, (i) the grant of the Restricted Stock will not be interpreted to form an employment relationship with the Company or any Related Company, and (j) he or she reconfirms his or her contractual and legal obligations of confidentiality to the Company and his or her obligations not to compete with the Company, as such as described in his or her Non-Disclosure Agreement, Non-Competition Agreement and/or Business Protection Agreement with the Company.

Section 3.3 – Recoupment and Forfeiture on Certain Conditions

The Employee expressly understands and agrees that this grant of Restricted Stock is conditioned on Employee’s agreement and consent that the Board of Directors of the Company or its Nominating and Compensation Committee has the sole discretion to require the Employee or Employee’s estate to repay to the Company, in cash and upon demand, any Proceeds (as defined below) resulting from the sale or other disposition (including to the Company) of Shares issuable or issued upon vesting of Restricted Stock (a) in the event of a  restatement (other than a restatement due to a change in accounting policies) of the Company’s financial results where the restatement  results in a material impact on the financial statements for the period affecting the achievement of the performance conditions for this grant of Restricted Stock in Section 2.2 or (b) if the Board or the Committee determines that the Employee has engaged in fraud or misconduct (“Misconduct) that resulted in or substantially resulted in vesting of any or all of this grant of Restricted Shares due to achievement of the performance conditions in Section 2.2.   The amount to be repaid shall be determined by the Committee in its sole discretion based on its determination of the effect of the Misconduct or the restatement on the Corporation’s stock price, up to an amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of shares sold or disposed of.  If Shares have vested and have not been disposed of, Shares will be subject to forfeiture (together with any cash amounts described in the prior sentence, “Proceeds”).  Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties.  This provision expires on the earlier of (a) a Change of Control or (b) three years from the date of grant of the Award.

Section 3.4 — Construction

In the event of any discrepancy between the terms of this Agreement and the terms of the Plan itself, the Plan will control. This Agreement shall be administered, interpreted and enforced under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LIONBRIDGE TECHNOLOGIES, INC.

By:
Rory J. Cowan
Chief Executive Officer

[NAME]